Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INTERPRIVATE ACQUISITION CORP.

March 12, 2021

InterPrivate Acquisition Corp. (the “Corporation”), a corporation existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. The name of the Corporation is “InterPrivate Acquisition Corp.”. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 16, 2019 (the “Original Certificate”).

2. An Amended and Restated Certificate of Incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on February 3, 2020 (the “Existing Certificate”).

3. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which changes the name of the Corporation to “Aeva Technologies, Inc.” and amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.

4. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

5. The text of the Existing Certificate is hereby amended and restated in its entirety to read in full as follows:

ARTICLE I

NAME

The name of the Corporation is Aeva Technologies, Inc.

ARTICLE II

REGISTERED AGENT

The registered office of the Corporation in the State of Delaware is 919 North Market Street, Suite 950, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of its registered agent at that address is InCorp Services, Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL as it now exists or may hereafter be amended and supplemented. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE IV

CAPITALIZATION

A. Classes of Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Four Hundred Thirty-Two Million (432,000,000), of which Four Hundred Twenty-Two Million (422,000,000) shares shall be Common Stock, $.0001 par value per share (the “Common Stock”), and Ten Million (10,000,000) shares shall be Preferred Stock, $.0001 par value per share (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to the provisions established by the Board of Directors in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then the only stockholder approval required shall be the affirmative vote of a majority of the voting power of the Common Stock and the Preferred Stock so entitled to vote, voting together as a single class.

B. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, as determined by the Board of Directors. The Board of Directors is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of the Preferred Stock and to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”), all to the fullest extent now or hereafter permitted by the DGCL. The Board of Directors is also expressly authorized (unless forbidden in the applicable Preferred Stock Designation) to increase or decrease (but not below the number of shares thereof then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as otherwise expressly provided in any Preferred Stock Designation, (a) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (b) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.

C. Common Stock.

1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

2. Voting Rights. Except as otherwise provided herein or expressly required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power, and each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any Preferred Stock Designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or pursuant to the DGCL.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

4. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of outstanding Preferred Stock, holders of the Common Stock shall be entitled, unless otherwise provided by law, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

ARTICLE V

BOARD OF DIRECTORS

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by written ballot unless the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”) so provide.

B. In furtherance and not in limitation of the powers conferred by statute, but subject to that certain Stockholders Agreement, dated as of March 12, 2021, by and among the Corporation and certain of its stockholders (as amended from time to time, the “Stockholders Agreement”), the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, without any action on the part of the stockholders, by the vote of at least a majority of the directors of the Corporation then in office. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the Bylaws may also be adopted, amended or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the shares of the capital stock of the Corporation entitled to vote in the election of directors, voting as one class.

C. The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws may provide or as may be designated from time to time by the Board of Directors.

D. Except as otherwise expressly provided by the DGCL or this Second Amended and Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall, subject to the Stockholders Agreement, be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. Other than those directors elected by the holders of any series of Preferred Stock, which shall be as provided for or fixed pursuant to a Preferred Stock Designation, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three (3) classes, designated as Class I directors, Class II directors and Class III directors, respectively (the “Classified Board”). Subject to the Stockholders Agreement, the Board of Directors is authorized to assign members of the Board of Directors already in office to such classes of the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Subject to the Stockholders Agreement, directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the date of this Second Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, which shall be as provided for or fixed pursuant to a Preferred Stock Designation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until the annual meeting at which such director’s term expires and until his or her successor shall be duly elected and qualified at an annual meeting of stockholders in accordance with the terms of this Second Amended and Restated Certificate and the Bylaws or until his or her earlier resignation, removal from office, death or incapacity.

E. Subject to the special rights, if any, of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, disability, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. If there are no directors in office, then an election of directors may, subject to the Stockholders Agreement, be held in the manner provided by statute. Directors chosen pursuant to any of the foregoing provisions shall hold office until the expiration of the term of the class for which elected and until their successors are duly elected and qualified or until their earlier resignation, removal from office, death or incapacity. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, the Stockholders Agreement or the Bylaws, may exercise the powers of the full Board of Directors until the vacancy is filled.

F. Subject to the special rights, if any, of the holders of any series of Preferred Stock then outstanding, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then outstanding shares of voting stock of the Corporation with the power to vote at an election of directors, voting as a single class.

ARTICLE VI

STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more such other series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, and shall not be called by any other person or persons.

C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.

ARTICLE VII

LIMITED LIABILITY; INDEMNIFICATION

A. Limitation on Liability. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended (including, but not limited to, Section 102(b)(7) of the DGCL), a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Paragraph A of Article VII by the stockholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. Indemnification. Each person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person) shall be indemnified and advanced expenses by the Corporation, in accordance with the Bylaws, to the fullest extent authorized or permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or any other applicable laws as presently or hereinafter in effect.

C. Insurance. The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such expense, liability or loss under the DGCL.

D. Repeal and Modification. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

ARTICLE VIII

FORUM SELECTION

A. Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Second Amended and Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article VIII, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article VIII. Notwithstanding the foregoing, the provisions of this Article VIII shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

ARTICLE IX

AMENDMENTS

A. Subject to the Stockholders Agreement, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or other persons whomsoever by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article IX. Notwithstanding any other provision of this Second Amended and Restated Certificate or any provision of law that might otherwise permit a lesser vote or no vote, but (i) in addition to any affirmative vote of the holders of any series of Preferred

Stock required by law, by this Second Amended and Restated Certificate or by any Preferred Stock Designation and (ii) subject to the Stockholders Agreement, the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Second Amended and Restated Certificate, or to adopt any new provision of this Second Amended and Restated Certificate; provided, however, that the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal Paragraph B of Article IV, Article V, Article VI, Article VII, Article VIII or this Article IX. Any amendment, repeal or modification of any of Paragraph B of Article IV, Article V, Article VI, Article VII, Article VIII or this Article IX shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

B. If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate to be signed by Soroush Salehian Dardashti, its Chief Executive Officer , as of the 12th day of March, 2021.

/s/ Soroush Salehian Dardashti
Name: Soroush Salehian Dardashti
Title: Chief Executive Officer

[Signature Page to Second Amended and Restated Certificate of Incorporation]